Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces First Quarter 2008 Results

•                  First quarter 2008 net revenues increased over 65% year over year to $28.4 million

•                  First quarter 2008  EBITDA increased approximately 58% year over year to $2.6 million

•                  Raises pro forma 2008 guidance to reflect the impact of higher than expected sales in addition to the Basic Comfort and Kiddopotamus acquisitions

-                    Revenue expected to be in the  range of $129.0 to $133.0 million

-                    EBITDA expected to be in the range of $13.8 to $14.4 million

-                    EPS expected  to be in the range of $0.37 to $0.40 per share

Woonsocket, RI, May 8, 2008 – Summer Infant, Inc. (the “Company”) (Nasdaq: SUMR, SUMRW) today announced financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Results

Prior to March 7, 2007, the Company was known as KBL Healthcare Acquisition Corp. II (“KBL”).  With respect to the results for the first quarter of 2007, the Company has included and refers below solely to the Pro Forma operating performance of Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”) on a stand alone basis (excluding the combination with KBL), as this is the clearest comparison of the underlying operations year over year.  The full year 2007 results for the Company may be found in the Company’s 10-K for the year ended December 31, 2007, which was filed on March 27, 2008.

Net revenues for the first quarter of 2008 were $28.43 million, a 65.6% increase from $17.17 million in the first quarter of 2007.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  The Company benefited from strong increases at all major existing customers as well as solid growth from new customers, such as Wal-Mart and Lowe’s.  The increase in revenue was also driven by new product launches within the soft goods and baby gear categories in addition to strong sales of the 3 Stage Super Seat.  In addition, sales momentum remains strong in core categories, including baby monitors, which continues to benefit from solid performance of the new flat screen monitor.

Gross profit for the first quarter of 2008 was $9.94 million, a 51.4% increase compared to $6.56 million in the first quarter of 2007.  Gross margin for the first quarter of 2008 decreased to 35.0% from 38.2% in the first quarter of 2007 and 37.0% in the fourth quarter of 2007.  As expected, gross margins continued to be negatively impacted by an increase in costs for products sourced from China, higher resin costs for products manufactured in the US and a change in product mix.  The Company continues to make progress on implementing alternative sourcing strategies and price increases.

Selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization as well as stock based compensation expense for the first quarter of 2008 were $7.33 million, or 25.8% of net revenues, compared to $4.90 million, or 28.6% of net revenues, in the first quarter of 2007. The year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

Operating income was $2.05 million in the first quarter of 2008, compared to $1.20 million in the first quarter of 2007.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 57.5% to $2.61 million for the first quarter of 2008 compared to the $1.66 million reported in the first quarter of 2007.  EBITDA margin in the first quarter of 2008 decreased to 9.2% of net revenues from 9.6% in the year-ago quarter primarily due to increased cost of goods sold, partially offset by the ability to leverage fixed costs on higher sales.

For the quarter ended March 31, 2008, net income was $1.00 million and earnings per share totaled $0.07 compared to $0.76 million of net income and $0.05 per share in the first quarter of 2007.

As of March 31, 2008, the Company had $2.2 million of cash and $32.5 million of debt on the balance sheet.  The debt consists of $28.2 million outstanding on the Company’s line of credit with Bank of America and $4.3 million of other debt primarily related to the mortgage on the new corporate headquarters.  On April 10, 2008, the Company secured a new $50.0 million bank facility. Including the amounts borrowed to fund the Kiddopotamus acquisition in April, the total unused capacity of its borrowing facilities is now approximately $8.0 million.

Acquisitions

Basic Comfort

On March 31, 2008, the Company acquired substantially all of the assets of Basic Comfort, Inc.  (“Basic Comfort”), a leading manufacturer and supplier of infant comfort and safety products, including infant sleep positioners, infant head supports and portable changing pads.  The acquisition price was approximately $4.7 million in cash and 450,000 shares of unregistered Summer Infant common stock, which were valued at approximately $1.8 million using the $3.95 closing stock price on March 31, 2008.  The owners of Basic Comfort can receive additional payments based on the achievement of certain EBITDA targets for the twelve months ended March 31, 2009.

Kiddopotamus

On April 18, 2008, the Company completed the acquisition of Kiddopotamus & Company (“Kiddopotamus”), a leading manufacturer and supplier of infant nursery, travel and feeding accessories.  The total purchase price paid by the Company to the stockholders of Kiddopotamus, plus the payment of various closing expenses, was approximately $12.5 million.  Of the total purchase price, approximately $9.6 million was paid in cash and $2.9 million was paid by the issuance of 697,890 unregistered shares of the Company’s common stock.

2008 Pro Forma Guidance

The company is also updating its 2008 revenue, EBITDA and EPS guidance to reflect the impact of higher than expected sales in addition to the Basic Comfort acquisition which closed on March 31, 2008 and the acquisition of Kiddopotamus, which closed on April 18, 2008. The following guidance assumes that the transactions occurred on January 1, 2008, and therefore, is on a pro forma basis.  The Company now expects net revenues for 2008 to be in the range of $129.0 to $133.0 million, up from the previous guidance range of $95.0 to $100.0 million. The Company expects EBITDA for 2008 to be in the range of $13.8 to $14.4 million, up from the previous guidance range of $10.2 to $10.6 million.  The Company now expects earnings per share for 2008 to be in the range of $0.37 to $0.40, up from the previous guidance range of $0.30 to $0.32.  This outlook assumes stable currency exchange rates and raw material prices for the remainder of the fiscal year and, to the extent there are further changes in currency valuation or raw material prices, that the Company is successful in implementing future select price increases to its customers.

“We are very pleased with our performance in the first quarter,” commented Jason Macari, Chief Executive Officer of the Company.  “While we continued to face rising raw material, currency and labor cost headwinds in China, we remain focused on growing our business and positioning it for the long term.   Our recently announced acquisitions of Basic Comfort and Kiddopotamus complement our existing product offerings, enable us to expand our brand presence at existing customers, and provide access to new retailers.  We are confident we can realize significant sales and cost synergies, as we integrate these operations into our existing platform. In addition, we are very pleased with our ability to expand our bank facilities to a total of $50.0 million in April, providing us with additional access to capital despite the turbulent financial markets.”

Mr. Macari continued, “Looking ahead, we expect our sales momentum in 2008 to remain healthy, as ordering rates and customer feedback continue to suggest solid demand for 2008.  While we anticipate raw material inflation, higher labor costs and devaluation of the US dollar in China to continue to pressure gross margins in the near-term, we have been able to implement select price increases in order to pass on some of the incremental costs we are experiencing in the marketplace.  We expect these price increases to begin to take effect in the second half of 2008. In addition, we continue to implement sourcing and supply chain initiatives to help offset some of the cost pressures we are incurring.”

Summer Infant is also presenting pro forma results for the first quarter of 2008, which include the results of Basic Comfort and Kiddopotamus, in order to provide additional information to investors as to the relative impact of these companies on the overall Summer Infant business.  Note that these results reflect the performance of the companies prior to being part of Summer Infant, and therefore the results going forward could differ materially from these results.  For the three months ended March 31, 2008, the consolidated pro forma results of Summer Infant, including Basic Comfort and Kiddopotamus, were as follows: a) net revenues totaled $34.4 million; b) EBITDA totaled $3.6 million; and c) earnings per share totaled $0.10 per share.  These results are unaudited.

Summer Infant, Inc. will host a conference call today, Thursday, May 8, 2008 at 4:30 p.m. Eastern Time, to discuss financial results for its first quarter ended March 31, 2008.  This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (913) 312-0821 (pass code 2498037). In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 2498037) through May 22, 2008, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined as income before interest and taxes plus depreciation, amortization and non cash stock option expense.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA.  The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These forward-looking statements relate to information or assumptions about the acquisitions of Basic Comfort, Inc. and Kiddopotamus and Company, benefits and synergies of these transactions, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Operating Companies

Consolidated Statement of Income (unaudited)

 (in thousands of US dollars, except for share and per share data)

	Three Months Ended March 31,
	2008	2007(a)

Net revenues	$28,425	$17,170
Cost of goods sold	18,490	10,607
Gross profit	9,935	6,563
Selling, general, and administrative expenses	7,326	4,907
Depreciation & amortization	471	305
Non-cash stock option expense	90	153
Income before interest	2,048	1,198
Interest expense (income)	382	(64)
Income before taxes	1,666	1,262
Provision for income taxes (b)	662	505
Net income	$1,004	$757

Earnings per share	$0.07	$0.05

Shares used in fully diluted EPS	13,908,000	13,908,000

EBITDA Reconciliation:
Income before interest	2,048	1,198
Plus: depreciation & amortization	471	305
Plus: non-cash stock option expense	90	153
EBITDA	$2,609	$1,656

(a) The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for Q1 of 2008 versus 2007.  This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only.  The actual reporting in Form 10-K for the year ended December 31, 2007 contains the twelve months of activity of KBL Healthcare plus the Summer operating performance subsequent to the merger (March 6, 2007 through December 31, 2007).

(b) Provision for income taxes assumes a pro forma income tax rate of 40% for 2007.

Summer Infant, Inc.

Consolidated Pro Forma Statement of Income (unaudited)

 (in thousands of US dollars, except for share and per share data)

	Three Months Ended March 31, 2008
	Summer Infant	Acquired Companies (a)	Pro forma Total

Net revenues	$28,425	$5,929	$34,354
Cost of goods sold	18,490	3,472	21,962
Gross profit	9,935	2,457	12,392
Selling, general, and administrative expenses	7,326	1,465	8,791
Depreciation & amortization	471	22	493
Non-cash stock option expense	90	0	90
Income before interest	2,048	970	3,018
Interest expense (b)	382	196	578
Income before taxes	1,666	774	2,440
Provision for income taxes	662	307	969
Net income	$1,004	$467	$1,471
Earnings per share	$0.07		$0.10

Shares used in fully diluted EPS (d)	13,908,000		15,056,000

EBITDA reconciliation:

Income before interest	2,048	970	3,018
plus: depreciation and amortization	471	22	493
plus: non-cash stock option expense	90	0	90

EBITDA	$2,609	$992	$3,601

(a) The results of Basic Comfort and Kiddopotamus are unaudited, and reflect their performance for the first three months of 2008 prior to their being acquired by Summer Infant.  The results are being presented to give the reader additional information regarding these acquisitions and their relative impact on Summer Infant.

(b) Interest expense is a pro forma calculation which assumes a January 1, 2008 acquisition date, and therefore it calculates the additional interest related to the amounts borrowed to fund the acquisitions of Basic Comfort and Kiddopotamus.

(c) Provision for income taxes is presented using a 39.7% effective rate for the acquired companies (comparable to the rate used for Summer Infant on a stand alone basis in Q1).

(d) Outstanding shares for EPS purposes assume that the 1,148,000 shares issued in conjunction with acquisitions were issued as of January 1, 2008.

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

	Unaudited March 31, 2008	Audited December 31, 2007

Cash and cash equivalents	$2,283	$1,771
Trade receivables	26,570	21,245
Inventory	22,251	19,327
Property and equipment, net	9,657	9,279
Goodwill and other intangibles	45,581	40,099
Other assets	1,303	1,504
Total assets	$107,645	$93,225

Line of credit	$28,213	$17,591
Accounts payable, accrued expenses and other liabilities	19,116	18,122
Current portion of long term liabilities	273	265
Long term debt, less current portion	4,008	3,977
Total liabilities	51,610	39,955

Total stockholders equity	56,035	53,270
Total liabilities & stockholders equity	$107,645	$93,225

The March 31, 2008 amounts include the effects of the acquisition of Basic Comfort, which occurred on March 31, 2008.